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                                                                    EXHIBIT 99.1


CODA ENERGY, INC NEWS RELEASE

                      CODA ANNOUNCES ACQUISITION ACTIVITY

     Dallas, Texas, May 17, 1995....Coda Energy, Inc. (NASDAQ-NMS:  CODA)
announced, together with its subsidiaries, the completion of approximately $12.8 million in acquisitions so far in 1995. Approximately $5.8 million in oil and gas property acquisitions have been made, as well as the purchase of an additional interest in one gas processing plant and associated gathering system, for $6.5 million, increasing its ownership to 100%. Additionally, a 60 mile pipeline has been purchased which further extends the gathering system connected to one gas processing plant.

     Doug Miller, Coda's Chairman, said, "Essentially all of the acquisitions made so far in 1995 have been comprised of additional interests in properties where Coda already has an ownership position and serves as operator. Historically we have found smaller acquisitions, like these, to be some of our best acquisitions."

     Coda Energy, Inc. is an independent energy company primarily engaged in oil and gas acquisition, exploitation, development and production, including natural gas gathering, processing and extraction. Company headquarters are located in Dallas, Texas with principal operations in Texas, Oklahoma and Kansas. The Company's stock is traded on the NASDAQ National Market System under the symbol CODA.

     Additional information about Coda Energy, Inc. may be obtained by contacting the Company's President, Ted Eubank, at Coda's headquarters, 5735 Pineland Drive, Suite 300, Dallas, Texas 75231, telephone number (214) 692-1800 or (800) 486-2632.